SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13-d-2(b)
                               (Amendment No. 1)1




                          Riviera Holdings Corporation
                                (Name of Issuer)



                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)



                                   769 627 100
                                 (CUSIP Number)


                                February 18, 2000

             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)



1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 shall be subject to all other provisions of the Act (however, see the Notes). of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
-------------------------------------------------------- -----------------------
CUSIP No. 769 627 100                   13G                   Page 2 of 6 Pages
-------------------------------------------------------- -----------------------

          NAME OF REPORTING PERSONS
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (Entities only)

          William L. Westerman

--------- ----------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)
   2                                                                    (b)
          Not Applicable.
--------- ----------------------------------------------------------------------
          SEC USE ONLY
   3


--------- ----------------------------------------------------------------------
          CITIZENSHIP OF PLACE OF ORGANIZATION
   4
          United States of America

--------- ----------------------------------------------------------------------
      NUMBER OF                   SOLE VOTING POWER
        SHARES             5
     BENEFICIALLY                 620,000
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------
                                  SHARED VOTING POWER
                           6
                                  0
                        --------- ----------------------------------------------
                                  SOLE DISPOSITIVE POWER
                           7
                                  620,000
                        --------- ----------------------------------------------
                                  SHARED DISPOSITIVE POWER
                           8
                                  0
----------------------- --------- ----------------------------------------------
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             620,000
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)EXCLUDES CERTAIN
                SHARES*
             Not applicable.
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             14.6%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 3   of  6  Pages
SCHEDULE 13G                                              February 29, 2000

Item 1(a).                 Name of Issuer.

                   Riviera Holdings Corporation

Item 1(b).         Address of Issuer's Principal Executive Offices.

                   2901 Las Vegas Boulevard South
                   Las Vegas, Nevada  89109

Item 2(a).         Name of Person Filing.

                   William L. Westerman

  Item 2(b).       Address of Principal Business Office or, if None, Residence.

                   2901 Las Vegas Boulevard South
                   Las Vegas, Nevada  89109

Item 2(c).         Citizenship.

                   United States of America

Item 2(d).         Title of Class of Securities.

                   Common Stock, par value $.001 per share

Item 2(e).         CUSIP Number.

                   769 672 100

Item 3.        If this Statement is Filed pursuant to Rule 13d-1(b), or 13d-2(b)
                 or (c), Check Whether the Person Filing is a:

                   (a)     |_|      Broker or dealer registered under Section 15
                                    of the  Exchange Act.

                   (b)     |_|      Bank as defined in Section 3(a)(6) of the
                                    Exchange Act.

                   (c)     |_|      Insurance company as defined in Section 3(a)
                                    (19) of the Exchange Act.

                   (d)     |_|      Investment company registered under Section
                                    8 of the Investment Company Act.

                   (e)     |_|      An investment advisor in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                   (f)     |_|      An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F);

                   (g)     |_|      A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G)

                   (h)     |_|      A savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act;

                   (i)     |_|      A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14)of the Investment Company
                                    Act;

                   (j)     |_|      Group, in accordance with
                                    Rule 13d-1(b)(1)(ii)(J)

                   If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.        Ownership.

                   (a)     Amount beneficially owned:
                                   620,000
                   (b)     Percent of class:
                                            14.6%
                   (c)     Number of shares as to which such person has:

                   (i)     Sole power to vote or to direct the vote    620,000,

                   (ii)    Shared power to vote or to direct the vote        0,

                   (iii)   Sole power to dispose or to direct the
                           disposition of                              620,000,


                   (iv)    Shared power to dispose or direct the
                           disposition of                                    0,



Item 5.        Ownership of Five Percent or Less of a Class.

                   Not applicable.



Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                   Not applicable.

Item 7.        Identification and Classification of the Subsidiary Which
                Acquired the Security Being Reported on by the Parent
                   Holding Company.

                   Not applicable.

Item 8.        Identification and Classification of Members of the Group.

                   Not applicable.

Item 9.        Notice of Dissolution of Group.

                   Not applicable.


Item 10.       Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
                                                      SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 29, 2000

                                            /s/ William L. Westerman
                                            Chairman of the Board of Directors,
                                            Chief Executive Officer
                                            and President of the Issuer